Exhibit 10.1

AMENDMENT NUMBER ONE

to the

TUPPERWARE CORPORATION

SUPPLEMENTAL PLAN

(Effective April 1, 1996)

WHEREAS, Tupperware Corporation, a Delaware corporation (the “Corporation”), maintains for the benefit of certain employees the Tupperware Corporation Supplemental Plan (the “Supplemental Plan”);

WHEREAS, the Compensation and Governance Committee of the Board of Directors of Tupperware Corporation (the “Compensation Committee”) has the authority to amend the Supplemental Plan pursuant to Section 7.1 thereof; and

WHEREAS, the Compensation Committee has approved certain amendments to the Supplemental Plan, to become effective as of July 1, 2005, and has duly delegated to the appropriate members of the Management Committee for the Employee Benefits of Tupperware Corporation (the “Management Committee”) the authority to execute such amendments to the Supplemental Plan.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted in Section 7.1 of the Supplemental Plan, the Supplemental Plan hereby is amended as follows:

1. The second and third sentences of the second paragraph of Section 1.2 are amended to read as follows:

This Plan was established to offset this diminution for eligible employees and, as of July 1, 2005, continues to offset for the eligible employees the diminution of allocations and benefits under the Defined Contribution Plan. These benefits under the Plan are intended to constitute benefits under an “unfunded excess benefit plan” under section 3(36) of ERISA.

2. The third paragraph of Section 1.2 is amended to read as follows:

The Defined Benefit Plan and the Defined Contribution Plan also contain certain other restrictions, including restrictions under Code sections 401(a)(17), 401(k) and 402(g), that sometimes result in a diminution of benefits available to certain highly compensated employees. The Plan was established to offset this diminution, in part and to the extent provided herein, for eligible employees and, as of July 1, 2005, continues to offset the diminution of benefits available to certain highly compensated employees under the Defined Contribution Plan, in part and to the extent provided herein. The benefits under the Plan available to certain highly compensated employees are intended to constitute benefits under an unfunded deferred compensation plan for a select group of highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

3. Subsection (k) of Section 2.1 is amended to add the following sentence to the end thereof:

Such term does not reference a Participant to the extent he or she is also a Supplemental Benefit Participant.

4. Section 2.1 shall be further amended to add the following two definitions immediately after the definition of “Retirement” set forth in subsection (l) thereof:

(m)	“Supplemental Benefit Account” means the account established on behalf of a Supplemental Benefit Participant pursuant to Section 3.5.

(n)	“Supplemental Benefit Participant” means an employee of the Company or an Affiliate, other than E.V. Goings, Chief Executive Officer of the Company, (i) who is employed on June 30, 2005 in a position at the Director level or above as reflected on the payroll records of the Company or an Affiliate; (ii) whose annual rate of base pay on June 30, 2005 exceeds $120,000, and (iii) who is actively employed by the Company or an Affiliate on December 31, 2005.

5. Section 3.1 hereby is amended as follows:

A person who is a Highly Compensated Employee or who on or after April 1, 1996 is a Level 1 employee (who is designated as such by the Compensation Committee), and who is a participant in the Defined Contribution Plan shall become a Participant under this Article on the first date upon which employee contributions, employer contributions, forfeitures, compensation, or allocations under the Defined Contribution Plan are restricted as a result of the provisions of Code section 415, 401(a)(17), or 402(g) or any successor provision thereto, or any combination of such sections, and as a result of the percentage of pay restriction on elective deferrals of Highly Compensated Employees, as imposed by the Corporation in order to pass the actual deferred percentage and actual compensation percentage discrimination tests of Code section 401(k) and 401(m).

6. Article III is amended to provide the following new Section 3.3 immediately after Section 3.2 and the remaining sections of Article III are appropriately renumbered:

3.3 Supplemental Retirement Benefit

No later than the last business day of the first quarter of 2006 there shall be allocated to each Supplemental Benefit Account an amount based upon the base pay earned for 2005, any bonus earned for 2004 is payable in 2005 (or which is subject to a deferral election or an election to contribute on a pre-tax basis to the Defined Contribution Plan or a cafeteria plan within the meaning of section 125 or other similar pre-tax election (any such election referred to herein as a “deferral election”)) and any bonus earned and payable in 2005 (or which is subject to a deferral election) by the Supplemental Benefit Participant in whose name such account has been established, which such pay and bonus in the aggregate exceed the greater of (i) $120,000 and (ii) base pay earned for 2005 as of June 30, 2005 and annual bonus for 2004. For each year following 2005, there shall be allocated to the Supplemental Benefit Account of each Supplemental Benefit Participant who is actively employed on the last day of such year an amount based upon the excess of such participant’s base pay earned for such year, any bonus earned for the prior year payable in such year (or which is subject to a deferral election) and any bonus earned and payable for such year (or which is subject to a deferral election) over $120,000. The amount to be allocated for each year shall be determined in accordance with the following table:

Age on December 31	Allocation Based Upon Base Pay and Bonus	Maximum Allocation
Under age 40	2%	$500
Age 40 – 44	4%	1,500
Age 45 – 49	6%	4,500
Age 50 – 54	8%	7,250
Age 55 – 59	10%	9,000
over age 60	12%	13,000

For any calendar year, the Committee has the sole discretion at any time to increase or decrease the amount of the maximum allocation set forth on the table above.

7. Section 3.4 (as renumbered) is amended to add the words “and for each Supplemental Benefit Participant pursuant to section 3.3 shall be adjusted quarterly” immediately after the words “adjusted monthly.”

8. Subsections (a) and (b) of Section 3.4 (as renumbered) are amended as follows:

(a)	The benefit amount shall be adjusted to reflect the earnings that would have been credited to the participant’s Defined Contribution Plan Account as though such benefit amount had been contributed to the Fidelity Managed Income Portfolio Fund under the Defined Contribution Plan each month.

These assumed earnings shall be credited for the period beginning with the date upon which the amounts are credited to the account established under 3.5 until the date benefits are paid or commence under section 3.6.

(b)	The benefit amount, increased pursuant to subsection 3.4(a), shall be further credited with an assumed rate of earnings during the payment period described in section 6.3. The rate used shall be the rate in effect under the Fidelity Managed Income Portfolio Fund on January 1 of the year in which the Participant terminates employment. The rate shall be credited so that the level payments made pursuant to section 6.3(b) shall fully amortize the account balance and the earnings thereon and each payment shall consist of a portion of the account balance as of the date benefits thereunder commence and of earnings on the unpaid portion of the account balance. If any amounts are added to a participant’s account as the result of any supplemental or subsequent contributions thereto, the payments of the participant’s benefit shall be revised (as of the time of such additional contribution) to reflect the additional amounts.

9. The last sentence of Section 3.5 (as renumbered) is deleted and the following sentences are added to the end thereof:

The amounts credited shall be equal to the amounts of the Participant’s benefit under sections 3.2 and 3.4. Each Supplemental Benefit Participant shall have a Supplemental Benefit Account established on the Corporation’s financial ledgers.

The amounts credited to a Supplemental Benefit Account shall be equal to the amounts of the Supplemental Benefit Participant’s benefit under sections 3.3 and 3.4 in whose name such account has been established.

10. Subsections (a) and (b) of Section 3.6 (as renumbered) is amended to read as follows:

(a)	Except as otherwise specified in section 6.3(b) and section 3.6(c), the account established for each Participant under section 3.5 and the Supplemental Benefit Account established for each Supplemental Benefit Participant under such section shall be payable to the accountholder on the first day of the month following the termination of employment of the Participant or the Supplemental Benefit Participant, as the case may be, with the Company and Affiliates, or as soon as practicable thereafter.

(b)	Each Participant and Supplemental Benefit Participant who satisfies the requirements of section 6.3(b) may elect to defer benefit payment or commencement to the first day of the month following the first anniversary of his termination of employment with the Corporation and Affiliates. Such a participant shall be permitted to revoke such election or to change the election in a manner consistent with section 6.3(b) provided that such a revocation or change shall not be effective unless the participant’s new written election has been on file with the Committee for at least 12 months prior to the date the benefit payment to the participant is made or commences.

(c)	No account or Supplemental Benefit Account shall become payable to a key employee (within the meaning of Code section 409A(2)(B)) of the Corporation or any Affiliate earlier than 6 months after the date such key employee terminates employment with the Corporation and its Affiliates.

11. Section 3.7 (as renumbered) is amended to read as follows:

The account established for a Participant under section 3.5, the Supplemental Benefit Account established for a Supplemental Benefit Participant under section 3.5, and the account(s) established under section 4.3 shall be payable in a manner described under section 6.3.

12. Section 4.1 is amended to read as follows:

A Highly Compensated Employee who is a participant in the Defined Benefit Plan before July 1, 2005 shall become a Participant under this Article on the first date upon which his compensation or benefits (or both) under the Defined Benefit Plan are restricted as a result of the provisions of Code section 415 or 401(a)(17) (or both), provided that such a restriction occurs prior to July 1, 2005.

13. Section 4.2 is amended to add the words “described in section 4.1” immediately after the words “A Participant.”

14. Section 4.4(c) is amended to substitute the words “in section 3.4(b)” for the words “in section 3.3(b)” in the last sentence thereof.

15. Section 4.5 is amended to substitute the words “established under section 3.5 and the Supplemental Benefit Account under section 3.5” for the words “established under section 3.4.”

16. Section 5.1 is amended to read as follows:

Each Participant and Supplemental Benefit Participant shall become entitled to a benefit under this Article only if he or she is covered by an employment agreement with the Corporation or an Affiliate which becomes effective upon a Change of Control.

17. Section 5.2 is amended by adding the words “described in section 5.1” immediately after the words “A Participant” appearing in the first sentence thereof.

18. Section 6.2 is amended to add the words “or 3.3” immediately after the words “section 5.2” appearing in the first sentence thereof.

19. Section 6.3 is amended (i) to add the words “or a Supplemental Benefit Participant” immediately after the words “a Participant” in subsections (a) and (b) thereof; (ii) to add the words “or Supplemental Benefit Participant” after the words “the Participant” wherever such words appear in subsections (a) and (b) thereof; and (iii) to add the words “the Supplemental Benefit Participant” immediately after the words “each Participant” appearing in the second sentence of subsection (b) thereof.

20. Section 6.3 is further amended (i) to replace the words “under section 3.4” with the words “under section 3.5”, (ii) to replace the words “pursuant to sections 3.5(a)” with the words “pursuant to sections 3.6(a)”, and (iii) to replace the words “pursuant to sections 3.5(b)” with the words “pursuant to sections 3.6(b).”

21. Section 6.4 is amended to read as follows:

(a)	Each Participant and Supplemental Benefit Participant shall have the right to designate a beneficiary to receive death benefits under this Plan upon the death of such participant; provided, however, that the beneficiary of a married participant shall be the participant’s spouse unless the spouse has consented in writing to the designation of a different beneficiary. In the absence of a valid beneficiary designation, the participant’s spouse or, if the participant is unmarried, the participant’s Beneficiary under the Defined Contribution Plan shall be the beneficiary of the participant’s benefits under this Plan.

(b)	In the event of a participant’s death prior to the commencement of benefits, his or her beneficiary will receive such benefits in a single-sum distribution as soon as practicable after the participant’s death. Benefits attributable to Defined Benefit Plans shall be calculated and subject to the same actuarial factors and adjustments used in determining the death benefits under the Defined Benefit Plan.

(c)	If the participant dies after the commencement of benefits and before all benefits have been distributed, the beneficiary shall receive all unpaid benefit amounts, if any, in the same manner and form of distribution as the participant.

22. Section 6.8 is amended to add (i) the words “or a Supplemental Benefit Participant” immediately after the words “the Participants” and (ii) “or a Supplemental Benefit Participant’s” immediately after the words “a Participant’s.”

DATE:	By:
Thomas M. Roehlk
Chairman, Management Committee
for Employee Benefits